EXHIBIT 10.14

AMENDED FORM OF SALARY CONTINUATION AND SPLIT DOLLAR AGREEMENT

First Northern Bank of Dixon

Salary Continuation Agreement and Related Death Benefits

Amendments

Whereas, First Northern Bank of Dixon (“Bank”) and                      (“Executive”) desire to amend (1) the First Northern Bank of Dixon Salary Continuation Agreement, (2) Addendum A First Northern Bank of Dixon Split Dollar Agreement, and (3) Split Dollar Policy Dollar Policy Endorsement First Northern Bank of Dixon Split Dollar Agreement (collectively “Agreements”) entered into between the Bank and Executive,

Whereas, Article 7.2 of the First Northern Bank of Dixon Salary Continuation Agreement and Article 7.1 of Addendum A First Northern Bank of Dixon Split Dollar Agreement require that any such amendments be written and signed by both the Bank and Executive,

Whereas, before signing this agreement amending the Agreements both the Bank and Executive either (1) consulted and obtained independent legal and financial counsel with respect to the legal operations and financial impact of the amendments to the Agreements, or (2) freely and voluntarily decided not to have such consultation and advice,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following changes to Agreements:

A. First Northern Bank of Dixon Director Retirement Agreement

The Bank and Executive agree that the First Northern Bank of Dixon Salary Continuation Agreement shall be modified as follows:

•	Replace the entirety of Article 3 with the following:

Article 3

Death Benefits

If the Executive’s Termination of Employment is due to the Executive’s death, then the Executive’s beneficiary(ies) shall be entitled to a death benefit as described in the Executive’s Split Dollar Agreement and Endorsement (as amended) in lieu of any other benefit payable hereunder.

If the Executive’s Termination of Employment is not due to the Executive’s death, then (a) the Executive’s beneficiary(ies) shall not be entitled to a death benefit as a result of the Executive’s Split Dollar Agreement and Endorsement, and (b) the Bank shall continue to pay to the Executive’s beneficiary(ies) the benefit payable to Executive as a result of Article 2.1, 2.2, 2.3, or 2.4, as applicable at Termination of Employment, until the entire benefit due to Executive (assuming the Executive had not died prior to full payment of benefits) is paid by the Bank.

B. Addendum A – First Northern Bank of Dixon Split Dollar Agreement

The Bank and Executive agree that the First Northern Bank of Dixon Split Dollar Agreement shall be modified as follows:

•	Replace the entirety of Section 2.2 with the following:

“2.2 Executive’s Interest - The Executive shall have the right to designate the beneficiary(ies) of death proceeds of only the portion of the death proceeds payable to the Executive’s beneficiary(ies) as defined in this section. If Termination of Employment occurs because of the Insured’s death, then the Insured’s Beneficiary(ies), designated in accordance with the Split Dollar Policy Endorsement, shall be entitled to an amount equal to the amount set forth in Exhibit A that corresponds to the age of the Insured at the time of the Insured’s death, or one hundred percent (100%) of the total proceeds less cash value of the Policy, whichever is less. The Executive shall also have the right to elect and change settlement options specified in the Policy for this portion of the proceeds.”

•	Delete the entirety of Sections 2.3 and 2.4.

•	Replace the entirety of Section 7.2 with the following:

“7.2 Termination of Agreement. This Split Dollar Agreement shall terminate upon the occurrence of any one of the following:

(a)	Termination of Employment of the Insured for reason other than death, or

(b)	Surrender, lapse, or other termination of the Policy by the Bank, or

(c)	Distribution of the death proceeds in accordance with Section 2.2 above.”

C. Split Dollar Policy Endorsement, First Northern Bank of Dixon Split Dollar Agreement

The Bank and Executive agree that the Split Dollar Policy Endorsement shall be modified as follows:

•	Replace the entirety of paragraph 2 with the following:

“2 The Insured shall designate the beneficiary(ies) of death proceeds. Provided that the Insured’s Termination of Employment (as defined in the January 1, 2002 Salary Continuation Agreement between the Bank and the Insured (the “Salary Continuation Agreement”) was due to the Insured’s death, then the Insured’s beneficiary(ies) designated in accordance with this Split Dollar Endorsement shall be entitled to an amount equal to the amount set forth in Exhibit A that corresponds to the age of the Insured at the time of death, or one hundred percent (100%) of the total proceeds less cash value of the Policy, whichever is less.”

•	Replace the entirety of paragraph 4 with the following:

“4 The Insured shall have the right to exercise all settlement options with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement.”

In Witness Whereof, the Executive and a duly authorized Bank officer have signed this agreement to amend the Agreements as of December 31, 2004.

The Executive:

Executive

The Bank: First Northern Bank of Dixon

By:

Its: